Exhibit 10a(i)

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made and effective this 24th day of July, 2012 by and between H. J. Heinz Company and its subsidiaries and affiliates (hereinafter collectively, the “Company”) and Mr. C. Scott O'Hara (hereinafter “Mr. O'Hara”) (hereinafter, Mr. O'Hara and the Company may be referred to as the “Parties” or either of them as a “Party”).

WITNESSETH:

WHEREAS, Mr. O'Hara's role with the Company as an Executive Officer terminated as of June 26, 2012; and

WHEREAS, Mr. O'Hara will continue to perform transitional services for the Company as an employee of the Company through August 1, 2012 and, on August 1, 2012, Mr. O'Hara's employment with the Company shall end; and

WHEREAS, the Parties desire to set forth the obligations of the Parties to each other and provide Mr. O'Hara with a separation package and receive from Mr. O'Hara a release of any claims; and

WHEREAS, this Agreement refers to Company benefit and compensation plans and related terms specified and described in Company plan documents and employee manuals.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter contained, the Parties, intending to be legally bound hereby, agree as follows:

1.    Resignation from Employment.

A.    By his execution of this Agreement, Mr. O'Hara irrevocably resigns his employment with the Company effective August 1, 2012. As of that date, Mr. O'Hara's salary with the Company shall cease; and, also, Mr. O'Hara will cease as of that date, except as expressly provided herein, to be eligible to participate under any medical, dental, life insurance, retirement, and other compensation or benefit plan of the Company. Mr. O'Hara covenants and agrees that the Company will not be obligated to employ or reemploy him or engage his services after August 1, 2012.

B.    Employment Until August 1, 2012. Mr. O'Hara's service as Executive Vice President - President and Chief Executive Officer of Heinz North America ended on June 26, 2012. Mr. O'Hara's status from June 26, 2012, until August 1, 2012, is a non-executive employee available to consult with the Company and provide transition services. Mr. O'Hara shall not be an officer of the Company nor shall he be an officer or director of any subsidiary of the Company after June 26, 2012, and shall have no authority to act for, represent or bind the Company in any way.

2.    Undertakings by the Company. The Company shall provide the following:

A.    Separation Allowance. As soon as administratively possible, Mr. O'Hara will receive a separation allowance equal to 24 months of base pay, or $1,360,000 less deductions required by law and less any amounts owed by Mr. O'Hara to the Company. This separation allowance will not be eligible for Savings Plan contributions, the Company Match, or Company Contribution Account (CCA) contributions, and will be in lieu of any severance benefits available under any other Company program.

B.    Restricted Stock Units. All Restricted Stock Units (“RSUs”) granted to Mr. O'Hara under Mr. O'Hara's Restricted Stock Unit Award and Agreements (the “RSU Agreements”), that remain unvested as of Mr. O'Hara's termination date of August 1, 2012, shall continue to vest in accordance with the vesting schedule described in the RSU Agreements, consistent with treatment as an involuntary termination without cause subject to and in accordance with the terms and conditions of the RSU Agreement and the plan under which the RSUs were granted.

C.    Stock Options. All stock options granted to Mr. O'Hara by the Company will continue to vest according to the terms of Mr. O'Hara's option agreements, and will remain exercisable until the earlier of five (5) years from the date of separation (August 1, 2012) or the original expiration date consistent with treatment as an involuntary termination without cause. The options will continue to be subject to all of the other terms and conditions of the stock option award agreements between Mr. O'Hara and the Company and the terms of the plan under which the options were granted. In no event shall any stock options granted to Mr. O'Hara be exercisable after the expiration of the original term of each grant. A statement of RSUs and options is enclosed. The details of grant agreements and plan documents are available on www.netbenefits.fidelity.com

D.    Long Term Performance Program Award (Fiscal Years 2012 & 2013). Mr. O'Hara will receive a payment currently anticipated to occur in June, 2013 for the FY12-13 LTPP award that is actually earned based on financial results against the established plan metrics. Mr. O'Hara's FY12 -13 LTPP target award is $578,000.

E.    Long Term Performance Program Award (Fiscal year 2013 and 2014). Mr. O'Hara will receive a pro-rated 3/24ths (12.5%) payment currently anticipated to occur in June, 2014 of Mr. O'Hara's FY12-13 LTPP award actually earned based on financial results against the established plan metrics.  Mr. O'Hara's FY13-14 LTPP prorated target award is $72,250.

F.    Comprehensive Health Benefits. Beginning with the first day of the month following Mr. O'Hara's last day worked on August 1, 2012, the Company will provide Company-paid COBRA (i.e., medical/RX drug and dental coverage) for Mr. O'Hara and his eligible dependents for a period of 18-months. Vision coverage is excluded from Company-paid COBRA coverage since it is not a Company-sponsored plan.  Mr. O'Hara will have the opportunity to elect vision coverage and pay for it at his expense. Within 14 days after the Company active health coverage ends (August 31, 2012), Mr. O'Hara should receive a COBRA election and Plan Alternatives form from the COBRA administrator. Upon receipt of this form, it will be Mr. O'Hara's responsibility to enroll in Company-paid COBRA by following the instructions provided on the form. It is imperative that Mr. O'Hara enroll in the Company-paid COBRA as soon as possible to avoid any breaks in coverage that could occur during this transition period. Should Mr. O'Hara or his eligible dependents become eligible for another employer-sponsored group health plan, such as a medical or dental plan, at any time during the entire 18-month period of COBRA coverage Mr. O'Hara will be required to promptly notify the Company of such coverage and, as a result, the covered individual's COBRA coverage and, if applicable, the Company's payment for such COBRA coverage, shall automatically terminate.

G.    Outplacement. Mr. O'Hara will be provided outplacement assistance available for the six (6) month period commencing August 1, 2012, through DBM in the amount of $6,000 paid to DBM by the Company.

H.    Annual Incentive Plan (AIP). Mr. O'Hara will remain eligible for an award, calculated on a pro rata basis for completed months of service, provided Mr. O'Hara works as an employee until August 1, 2012. Accordingly, Mr. O'Hara would be eligible to receive a FY13 Annual Incentive Plan (AIP) payment based on actual financial performance results and an individual rating at “meets” at the normal payout time which the Company anticipates to be in June 2013. Payment will be pro-rated 3/12ths (25%) or an estimated $170,000 (if Mr. O'Hara's business unit qualifies for AIP calculated at Target) to reflect a completed time period of 3 months (from April 30, 2012 - August 1, 2012) out of a total of 12 months during the fiscal year.

I.    Retirement and Savings Plan. Company Contributions to this Plan cease on August 1, 2012. Mr. O'Hara is 100% vested in the value of his deferred salary and after-tax contributions to this Plan.  Also, Mr. O'Hara is 100% vested in the Company Match Account and Company Contribution Account. The vested portion of Mr. O'Hara's Retirement and Savings Plan can be distributed at any time after August 1, 2012, or, if Mr. O'Hara has at least $1,000 in his account, Mr. O'Hara may defer payment up to age 70½.

J.    Excess Plan. Since Mr. O'Hara has more than 5 years of service with the Company, Mr. O'Hara is eligible for a lump sum Excess Plan payment. However, since Mr. O'Hara is a “key employee” as defined by IRC Section 409A, Mr. O'Hara will have to wait six (6) months after August 1, 2012, before receiving any deferred compensation payments for benefits accrued or vested under the Excess plan.

K.    Deferred Compensation. Under terms of the Executive Deferred Compensation Plan, Mr. O'Hara will receive his vested account balance in a lump sum as soon as administratively practicable following August 1, 2012, regardless of whether Mr. O'Hara has elected a lump sum or installments. However, since Mr. O'Hara is a “key employee” as defined by IRC Section 409A, Mr. O'Hara will have to wait six (6) months after August 1, 2012, before receiving certain deferred compensation payments.

L.    Short- and Long-Term Disability Coverage. This coverage continues until, and terminates on, August 1, 2012.

M.    Accidental Death and Dismemberment Coverage. This coverage continues until, and terminates on, August 1, 2012.

N.    Vacation. Mr. O'Hara will receive a cash payment for all earned and unused 2012 vacation less any days already taken in 2012. Any vacation days taken in 2012 will first be deducted from Mr. O'Hara's bank days, but bank days will not be paid, according to the vacation policy which can be found in the H.J. Heinz Company Salaried Employee Handbook.

O.    Life Insurance. Mr. O'Hara will receive information on his basic life insurance from the plan administrator shortly after Mr. O'Hara's separation date. This insurance benefit is portable, and if Mr. O'Hara chooses, he may continue the coverage at his own expense. Mr. O'Hara's options will be outlined in the material he will receive from the Company. If Mr. O'Hara has questions, he can contact Jeff Lounsbury directly at 800-331-8340.

P.    Global Stock Purchase Plan. Mr. O'Hara should deal directly with Fidelity Investments (1-800-544-9354) when he wants to sell or transfer his shares from Mr. O'Hara's earlier participation in this plan.

Q.    Financial Planning. Mr. O'Hara will remain eligible for the executive financial counseling program through December 31, 2012. Financial Planning assistance is also available to Mr. O'Hara as long as he is a participant in the Retirement and Savings Plan. This service is available weekdays from 9:00 a.m. to 8:00 p.m. EST (1-800-334-0811).

R.    Heinz Life Management Program (EAP). For 60 days following August 1, 2012, the Company will continue to provide Mr. O'Hara access to his EAP benefit.

S.    IRC Section 409A. It is the intent of the parties to comply in all respects with IRC Section 409A, and this Agreement and implementation thereof shall be deemed modified as necessary to assure such compliance.

Mr. O'Hara acknowledges and agrees that the Company's undertakings, as described above, are significant and substantial and provide sufficient consideration to Mr. O'Hara for his execution of this Agreement. Mr. O'Hara acknowledges that he understands the portion of the benefits in this Section 2 he would receive without execution of this Agreement. Mr. O'Hara shall not receive any payment or benefit from the Company other than that specified above and he understands and covenants that the Company does not have, and will not have, any obligation otherwise than as set forth herein to make any further payment, for any reason whatsoever, to him or on his behalf. Mr. O'Hara shall be responsible for resolving any open expense account charges under the Company expense account policies promptly following the execution of this Agreement. Unresolved expense account amounts may be deducted by the Company from amounts owed to Mr. O'Hara hereunder.

T.    Laurel Valley Golf Club. Mr. O'Hara shall retain his Laurel Valley Golf Club membership in his name and is under no obligation to transfer or convey such membership to the Company.

3.    Complete Release

A.    In General. Mr. O'Hara agrees to irrevocably and unconditionally release any and all Claims, as defined below, he may now have against the Company and the Released Parties as set forth in this Section 3.

B.    Released Parties. The Released Parties are H. J. Heinz Company, H.J. Heinz Company L.P., Heinz Management L.L.C., Heinz Europe Unlimited, and each of their related companies, subsidiaries, divisions, and affiliates, and, with respect to each such entity, all of its past and present employees, officers, directors, agents, attorneys, insurers, employee benefit plans, funds, programs, or arrangements providing pension, welfare, and fringe benefits and their respective administrators, and their successors and/or assigns, jointly and individually.

C.    Claims Released. Mr. O'Hara understands and agrees that he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (the "Claims") against any Released Party arising out of or in any way related to his employment with the Company, the terms and conditions of his employment with the Company, the termination and resignation of his employment with the Company, and the continuing effects thereof. Mr. O'Hara further understands that the Claims he is releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to;

(i) all Claims under any legal, equitable, statutory, contractual, common law, or tort theory, such as Claims for wrongful or constructive discharge, physical or personal injury, infliction of emotional distress, fraud, negligence, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related Claims;

(ii)     all Claims under any federal, state, or local law, statute, ordinance, regulation, or executive order, and any amendments thereto, that prohibits employment discrimination, harassment, or retaliation based on age, ancestry, color, disability, handicap, marital status, national origin, race, religion, sex, sexual orientation, veteran status, or any other characteristic proscribed by law or activity protected by law, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Executive Order 11246, the Rehabilitation Act of 1973, the Pennsylvania Human Relations Act, the Pittsburgh City Code, and any other federal, state, or local law, and any amendments thereto, that prohibits employment discrimination, harassment, or retaliation of any kind;

(iii)     all Claims (to the extent permitted by law) under any other federal, state, or local law that restricts the termination of employment or that otherwise regulates employment, including the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act of 1938, any wage payment and collection law, any law relating to veteran reemployment rights, and any law protecting "whistleblowers"; and

(iv)     all Claims for or relating to the payment of back or front pay; the recovery of compensatory, liquidated or punitive damages; the receipt of or entitlement to medical benefits, compensation, stock options, deferred compensation, bonuses, lost wages, unused accrued vacation, sick pay, or short-term or long-term disability benefits; the payment of severance under any Company-sponsored plan or similar benefits or for post‑employment health or group insurance benefits; the recovery of the fees, costs, or expenses of any attorneys who are or who have represented Mr. O'Hara in connection with this Agreement; and any other matters that have or which could have been asserted by him or on his behalf against any Released Party.

Mr. O'Hara understands that he is releasing Claims that he may not know about, which is Mr. O'Hara's knowing and voluntary intent, even though Mr. O'Hara recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, Mr. O'Hara is assuming that risk and he agrees that this Agreement shall remain effective in all respects in any such case. Mr. O'Hara expressly waives all rights that he might have under any law that is intended to protect him from waiving unknown claims and he understands the significance of doing so. Mr. O'Hara also covenants that, to his knowledge, he has not sustained any work-related injury during his employment at the Company.

D. Indemnification. Mr. O'Hara hereby releases, indemnifies, and holds the Company and all Released Parties harmless from any and all claims or causes of action for any fees, costs, and expenses of any and all attorneys who have at any time or are now representing Mr. O'Hara in connection with any other matters covered by this Agreement.

E. Claims Not Released. Mr. O'Hara does not waive, nor shall this Agreement be construed to waive, any right which is not subject to waiver as a matter of law, or any right which arises after the effective date of this Agreement.

4.    Additional Obligations and Undertakings of Mr. O'Hara

A.    Pursuit of Released Claims. Mr. O'Hara represents that he has not filed or caused to be filed, and agrees that he will not file or cause to be filed, any lawsuit of any kind arising out of or relating to his employment with the Company, the terms and conditions of that employment, the termination and resignation of that employment, or the continuing effects thereof. He understands, though, that this Agreement does not prohibit him from filing an administrative charge of alleged employment discrimination, harassment, or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, or the Equal Pay Act of 1963, however, he represents that he has not to date filed or caused to be filed any such administrative charge and agrees that he hereby waives any right to monetary or other recovery should any federal, state, or local administrative agency pursue any claim on his behalf arising out of or relating, his employment with the Company, the terms and conditions of that employment, the termination and resignation of that employment, or the continuing effects thereof. By signing this Agreement, Mr. O'Hara has waived any right he had to obtain a recovery if an administrative agency pursues a claim against the Company or any of the Released Parties based on any action taken by the Company or any of the Released Parties up to the date of his signing of this Agreement and that he will have released the Company and the Released Parties of any and all claims of any nature arising up to the date of his signing of this Agreement. Mr. O'Hara also covenants that he has not assigned or transferred any Claim that he is releasing, nor has he purported to do so.

B.    Supplemental General Release. Mr. O'Hara covenants and agrees that, within 5 business days of August 1, 2012, he intends to execute the Supplemental General Release in the form attached hereto as Schedule 4B and deliver said executed Supplemental General Release to Mr. Steve Clark, Chief People Office, at H.J. Heinz Company, 1 PPG Place, Suite 3100, Pittsburgh, Pennsylvania 15222. Mr. O'Hara understands and agrees that the undertakings by the Company, as set forth in Section 2 and this Agreement, are expressly contingent upon the Company's receipt from Mr. O'Hara of the fully executed Supplemental General Release.

C.    Taxes. Mr. O'Hara agrees that he is solely responsible for any tax liabilities and consequences which may result from his receipt of any money or consideration under this Agreement.

D.    Nonadmission of Liability. Mr. O'Hara agrees that the Company's entry into this Agreement is not to be construed as, and is not, an admission that the Company (or any Released Party) violated any of its duties or obligations to him or treated him improperly, unlawfully) or unfairly in any manner whatsoever.

E. Company Property. On or before August 1, 2012 or at any earlier time as designated by Mr. Steve Clark of the Company, Mr. O'Hara promises to return to the Company all files, identification or access badges or cards, memoranda, documents, records, electronic records, software, copies of the foregoing, computers, telephones, blackberries, palm devices, credit cards, keys, and any other property of the Company or any other Released Party in his possession.

F.    Non-Disparagement. Mr. O'Hara agrees not to make any disparaging statement about the Company or any Released Party to any of the Company's past, present, or future customers, employees, clients, contractors, vendors, or to the media or to any other person either orally or by any other medium of communication, including Internet communication. As used herein, the term "disparaging statement" means any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence, or good character of any of these persons or entities. Mr. O'Hara's duty hereunder shall not restrict him from making any report to law enforcement authorities or providing testimony under subpoena.

G.    Confidential lnformation. Mr. O'Hara acknowledges that during his employment with the Company he may have learned, conceived, discovered, or invented ideas, inventions, improvements, trade secrets, discoveries, formulas, recipes, standards, processes, and packaging relating to products that the Company produced, manufactured, sold, marketed, distributed, delivered, or had developed or has in development by or for it ("Product Information"). Mr. O'Hara also acknowledges that during his employment he may have learned certain information regarding the business, organization, sales, marketing, and distribution techniques and plans, financial data, and other information regarding the affairs of the Company ("Company Information"). Mr. O'Hara further acknowledges that all Product Information, whether of a patentable nature or not, and all Company Information constitutes the sole and absolute property of the Company. As such, Mr. O'Hara agrees to keep all Product Information and Company Information confidential and shall not use it for any purposes or disclose such matters to anyone except to Company personnel and to others as the Company authorizes. In addition, Mr. O'Hara agrees that he shall not divulge, furnish, or make accessible any other confidential information he acquired as a result of or in connection with the access to and use of the Product Information and Company Information or anything relating to the same to any competitor or other person, firm, or corporation except when the Company authorizes him in writing to do so.

H.    Continuing Plan Related Obligations. All terms and conditions of Mr. O'Hara's long term incentive award agreements shall remain in full force and effect, including but not limited to Mr. O'Hara's ongoing noncompetition, nonsolicitation, and confidentiality undertakings and shall be in addition to and not in limitation of the other obligations of Mr. O'Hara's specified in this Agreement. With regard to stock option awards granted prior to August 29, 2011, Mr. O'Hara's noncompetition obligations will be in effect for a period of 18 months following termination of employment, and Mr. O'Hara's nonsolicitation agreement shall terminate 12 months after separation. For option awards granted on or after August 29, 2011, the time period for both noncompetition and nonsolicitation covenants is 18 months after termination of employment (August 1, 2012). RSUs granted prior to August 29, 2011 contain nonsolicitation undertakings for a period of 12 months after separation. Grants made on or after that date are subject to both noncompetition and nonsolicitation covenants for a period of 18 months after termination. For all LTPP awards prior to the FY12-13 performance period, the nonsolicitation provisions are in effect for 12 months after separation, but commencing with the FY12-13 awards, the nonsolicitation period for LTPP awards is 18 months. Stock option, RSU, and LTPP awards include ongoing confidentiality obligations.

5.    Review and Revocation

A.    Review. Mr. O'Hara acknowledges and agrees that his waiver of rights under this Agreement is knowing and voluntary and complies in full with all criteria set forth under the Pennsylvania Human Relations Act, 43 P.S, § 951, et seq., and further complies in full with all criteria set forth in the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, and any and all federal, state and local laws, regulations, and orders. Mr. O'Hara expressly warrants that he is advised hereby in writing of his right to consult with an attorney prior to executing this Agreement. Mr. O'Hara further expressly warrants that he has had the opportunity to consult with, and to be advised by, an attorney before executing this Agreement to help him fully understand and appreciate its legal effect. Mr. O'Hara acknowledges that he has been afforded the opportunity to consider this Agreement for a period of 21 days, which is a reasonable period of time. The parties agree, pursuant to 29 C.F.R. Section 1625.22(e)(4), that all changes made to this Agreement, whether material or immaterial, do not restart the running of the 21 day period in which to consider this Agreement. In the event that Mr. O'Hara executes this Agreement prior to the expiration of the aforesaid 21 day period, he acknowledges that his execution of the Agreement was knowing and voluntary and was not induced in any way by the Company or any other person.

B.    Revocation. Mr. O'Hara shall have a period of seven (7) days following his execution of this Agreement to revoke it, and this Agreement shall not be effective or enforceable prior to the expiration of that period. Revocation can be made by delivering written notification via facsimile to the Company, Attention: Mr. Steve Clark, Chief People Office, at H.J. Heinz

Company, 1 PPG Place, Suite 3100, Pittsburgh, Pennsylvania 15222. If Mr. O'Hara does not advise the Company in writing that he revokes this Agreement within seven days of his execution of it, this Agreement shall be forever enforceable and the eighth day following Mr. O'Hara's execution of this Agreement shall be deemed the Effective Date of this Agreement.

6.    Miscellaneous

A.    Entire Agreement/Certain Remedies. Mr. O'Hara understands and agrees that the terms and conditions of this Agreement constitute the full and complete understandings, agreements, and promises between him and the Company with respect to all matters covered by this Agreement, that there are no other agreements, covenants, promises, or arrangements between him and the Company other than those set forth herein, and that the terms and conditions of this Agreement cancel and supersede any prior understandings or agreements that may have been between Mr. O'Hara and the Company with respect to all matters covered by this Agreement, or earlier versions of this Agreement, and that no other promise or inducement has been offered to him except as set forth herein. Mr. O'Hara acknowledges and agrees that any actual or threatened breach by him of the confidentiality, non‑disparagement, non-competition or non-solicitation obligations contained in this Agreement would cause irreparable harm to the Company, and that the Company shall be entitled to an injunction prohibiting Mr. O'Hara from committing or continuing such breach, together with all other remedies and relief available at law or in equity or under this Agreement.

B.    Amendment. This Agreement may not be amended, modified, waived, or cancelled except by a writing signed by each party hereto. No waiver of any provision of this Agreement shall be effective as against the waiving party unless such waiver is in writing and signed by the waiving party, Waiver by a party shall not be construed as or constitute either a continuing waiver or a waiver of any other matter by the waiving party.

C.    Severability. If any term, condition, clause, or provision of this Agreement shall be determined by a court of competent jurisdiction to be void or invalid at law, or for any other reason, then only that term, condition, clause, or provision, as is determined to be void or invalid, shall be stricken from this Agreement, and this Agreement shall remain in full force and effect in all other respects.

D.    Successors. This Agreement binds Mr. O'Hara, his heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns. Likewise, the promises made herein by the Company shall ensure to the benefit of Mr. O'Hara's heirs, administrators, representatives, executors, successors and assigns.

E.    Interpretation and Disputes. This Agreement shall be construed as a whole according to its fair meaning. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by the statutes, regulations, and common law of the Commonwealth of Pennsylvania. The Parties acknowledge and agree that, in the event that any disagreement or dispute should arise between the Parties relating to the enforcement of this Agreement, or in the event that this Agreement is ever determined to be invalid or not enforceable with respect to any Claim or Claims, any such dispute, disagreement or

Claim will be submitted, as applicable, to final and binding arbitration in Pittsburgh, Pennsylvania, pursuant to the rules then in effect of the American Arbitration Association, before an arbitrator who is a member of the National Academy of Arbitrators. Any arbitration shall be non‑public and conducted confidentially. The decision of such Panel shall be final and binding upon the Parties, and judgment may be entered thereon in any court having jurisdiction. The Panel shall not have the authority to alter, delete, or add to the provisions of this Agreement and the Panel's decision shall be based solely upon interpretation of the provisions of this Agreement. Any monetary award shall be offset by amounts received by Mr. O'Hara from the Company in connection with this Agreement. Nothing herein shall restrict the Company from seeking or obtaining injunctive relief as provided in Section 6.A. above.

F.    Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument. Mr. O'Hara acknowledges that he has carefully read the foregoing Agreement, that he understands completely its contents, that he understands the significance and consequence of signing it, and that he intends to be legally bound by its terms.

IN WITNESS WHEREOF, C. Scott O'Hara and H. J. Heinz Company have caused this Separation Agreement and Release to be executed as of the dates set forth below.

/s/ C. Scott O'Hara                        July 18, 2012
C. Scott O'Hara                        Date

/s/ Steve Clark                        July 24, 2012
H. J. Heinz Company                    Date
Name: Steve Clark
Title: Chief People Officer

SCHEDULE 4B

SUPPLEMENTAL GENERAL RELEASE

            I, C. SCOTT O'HARA, make this Supplemental General Release pursuant to the Separation Agreement and Release that I executed on July 18, 2012.
            On behalf of myself, my heirs, administrators, representatives, executors, successors and assigns, I do hereby irrevocably and unconditionally release and forever discharge the H.J. Heinz Company, H.J. Heinz Company, L. P., Heinz Management L.L.C., and Heinz Europe Unlimited, and each of their respective subsidiaries, divisions, and related Heinz entities, and, with respect to each such entity, all of its past and present employees, officers, directors, agents, attorneys, insurers, employee benefit plans, funds, programs, or arrangements providing pension, welfare, and fringe benefits and their respective administrators, and each of their successors and/or assigns, jointly and individually (hereinafter the "Released Parties") of and from any and all Claims ‑‑ as defined and enumerated in the aforementioned Separation Agreement and Release ‑‑ that I have or may have against any of the Released Parties for any act or omission occurring during the period from the date that I signed the Separation Agreement and Release up to and including the date that I sign this Supplemental General Release.  I also do hereby confirm and ratify my continuing understanding of, and continuing agreement to, all of the terms of the Separation Agreement and Release.
            It is understood that this Supplemental General Release does not include the release of Claims regarding performance of the Separation Agreement and Release or the release of claims not subject to waiver as a matter of law.
           I acknowledge that I have a period of seven days in which to revoke this Supplemental General Release.  I further acknowledge that I have agreed to and signed this Supplemental General Release for full and sufficient consideration.
            The eighth day following the date listed below my signature is the Effective Date of this Supplemental General Release.

                                                                                                                                                                                                                             /s/ C. Scott O'Hara
C. Scott O'Hara

                                                                              July 18, 2012
                                                                              Date